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                                                                   Exhibit 15.1


October 24, 2002

Peter Kiewit Sons', Inc.
1000 Kiewit Plaza
Omaha, Nebraska 68131

Re: Amendment No. 1 to the Registration Statement on Form S-4 of Peter Kiewit
    Sons', L.P. and Peter Kiewit Sons' GP, Inc.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 14, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


/s/ KPMG LLP

KPMG LLP


Omaha, Nebraska